Exhibit 10.5
From:
FF MALTA AR LTD.
171 Old Bakery street,
Valletta VLT 1455,
Malta

To:
Teads Italia S.r.l.
Via Tortona n. 37
20144 – Milan (MI)
Italy
Email: teadsitalia@pec-legal.com

OT MIDCO INC.
111 West 19th Street
New York, NY 10011
Email: barry.schofield@teads.com

Valletta, September 30 2026
Dear Sirs,
We refer to your proposal contained in your letter, the text of which we reproduce herein below to signify our express acceptance thereof:
*    *    *    *
“From:
Teads Italia S.r.l.
Via Tortona n. 37
20144 – Milan (MI)
Italy
Email: teadsitalia@pec-legal.com
To:
FF MALTA AR LTD.
171 Old Bakery street,
Valletta VLT 1455,
Malta

OT MIDCO INC.
111 West 19th Street
New York, NY 10011
Email: barry.schofield@teads.com
    -i-

Milan, September 30 2026

RE:    Italian Purchase and Sale Agreement (the “Agreement”) – Proposal
Dear Sirs,
following our conversations, we set out below the terms of our proposal to enter into an
ITALIAN PURCHASE AND SALE AGREEMENT
BETWEEN:
(1)TEADS ITALIA S.R.L., a limited liability company (società a responsabilità limitata) with a sole quotaholder, incorporated under the laws of the Republic of Italy, having its registered office in 20144 – Milan (MI), Via Tortona n. 37, Italy, fiscal code, VAT code and enrolment with the Companies Register of Milano Monza Brianza Lodi Number 05961600961, quota capital of EUR 115,000.00 fully subscribed and paid up (“Teads Italy” or the “Italian Originator”);
(2)FF MALTA AR LTD., a limited liability company registered under the laws of Malta with company registration number C 117318 and having its registered office situated at 171, Triq l-Ifran, Valletta VLT 1455, Malta (the “Malta Borrower” or the “Buyer”); and
(3)OT MIDCO INC., a Delaware corporation (the “Master Servicer”).
The Italian Originator, the Buyer and the Master Servicer are hereinafter jointly referred to as the “Parties” and each of them as a “Party”.

    -ii-

DEFINITIONS
1.Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement shall have the same meaning ascribed to them below:
“Advance” means an advance of funds by the Italian Originator to the Buyer hereunder on a Borrowing Date. Each Advance will consist of an advance from each Lender in the amount of its Percentage thereof.
“Adverse Claim” means any claim of ownership or any lien or other interests in or over or any challenge in any pleading filed in any court by the Buyer or another Teads Party to the Buyer’s ownership of any Collateral or the Collateral Agent’s Lien thereon; it being understood that any such claim or Lien in favor of, or assigned to, the Collateral Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.
“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate Revolving Principal” means, on any date of determination, the aggregate amount of principal of all Advances denominated in Euros that are outstanding on such date.
“Amortization Event” means (i) an event according to which the Italian Originator and the Buyer cease to belong to the same corporate group, and (ii) any other event defined as an “Amortization Event” in the Credit and Security Agreement.
“Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles.
“Borrowing Date” means the Business Day on which any Advance is made.
“Business Day” means any day (other than Saturday or Sunday) on which the banks are open for their general business in Milan, London, and New York, and on which the real time gross settlement system operated by the Eurosystem (T2) (or any successor thereto) is open.
“Buyer’s Net Worth” means, at any time of determination, an amount equal to (a) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (b) the sum, without duplication, of (i) the Aggregate Revolving Principal, (ii) accrued and unpaid Interest (as defined in the Credit and Security Agreement) on all Advances, (iii) accrued and unpaid fees, (iv) the aggregate outstanding principal amount under the Intercompany Loan Agreement at such time, and (v) accrued and unpaid interest under the Intercompany Loan Agreement at such time.

“Client” means a client of the Italian Originator with whom the Italian Originator has entered into a Contract.
“Closing Date” means the 30 September 2026.
“Collection Period” means the period commencing on (and including) a Collection Period Start Date and ending on (and including) the immediately following Collection Period End Date.
“Collection Period End Date” means the last day of each month.
“Collection Period Start Date” means the first day of each month.
“Collections” means, with respect to any Pool Receivable, (a) all funds that are (i) received by the Italian Originator, the Master Servicer, any Holdco (as defined in the Credit and Security Agreement), any Borrower or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges) or (ii) applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security (as defined in the Credit and Security Agreement) with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Contract” means, with respect to any Pool Receivable, any and all instruments, documents, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable (including any right to interest for late payment of which the Italian Originator or the Malta Holdco is the beneficiary).
“Credit and Collection Policy” means, as the context may require, the origination, credit and collection procedures employed by the Italian Originator from time to time, in each case, as modified from time to time.
“Credit and Security Agreement” means the credit and security agreement entered into between, inter alios, the Italian Originator and the Buyer, on or about the date hereof.
“Debtor” means, with reference to any Receivable, the relevant Client who has entered into the Contract from which such Receivable arises or any other third party obliged to pay in whole or in part the amount due with reference to the relevant Receivable.
“Eligibility Criteria” means the criteria set forth in Schedule I (Eligibility Criteria).
“Eligible Receivable” means a Receivable which satisfies all of the Eligibility Criteria.
“Excluded Tax” means any of the following Taxes imposed on or with respect to the Buyer or required to be deducted or withheld from a payment to the Buyer: (i) Taxes imposed on or measured by the Buyer’s net income and branch profits Taxes, in each case imposed as a result of the Buyer being organized under the laws of, or having an office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and (ii) any Tax imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) thereof, any intergovernmental agreements entered into in connection with the implementation of such Sections, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Italian Collection Account” means the bank account held by Teads Italy, with number [Redacted], opened by Teads Italy with Intesa Sanpaolo S.p.A.
“Italian Deed of Pledge” means the Italian deed of pledge entered into on or about the date hereof between the Italian Originator, as pledgor, the Buyer, as pledgee, and the Collateral Agent, pursuant to which the Italian Originator granted a first-ranking pledge over the balance of the Italian Collection Account (pegno su saldo di conto corrente) in favour of the Buyer, as security for the Secured Obligations (as defined in the Italian Deed of Pledge).
“List of Debtors” means the list of the Eligible Debtors under Schedule II (List of Debtors) of this Agreement, provided by the Italian Originator to the Buyer, as amended and supplemented from time to time.
“Material Adverse Effect” means, a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition or results of operations of (i) the Buyer or (ii) the Teads Parties, taken as a whole; (b) the ability of (i) the Buyer to perform any of its payment or other obligations under the Transaction Documents to which it is a party or (ii) the Teads Parties considered as a whole to perform any of such Person’s payment obligations under the Transaction Documents to which it is a party; (c) the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Transaction Documents; (d) the Collateral Agent’s or the Lenders’ interest in any material portion of the Collateral (as defined in the Credit and Security Agreement) or (e) the collectability of any material portion of the Pool Receivables.
“Monthly Report” means a report furnished by the Master Servicer pursuant to the Credit and Security Agreement.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to a Contract relating to such Receivable.
“Other Taxes” means all stamp, court, documentary, registration, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document.
“Outstanding Balance” means, in relation to a particular Receivable on a particular date, the total balance of the amounts outstanding thereunder.
“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter on which the Italian Originator is open for business. Notwithstanding anything to the contrary, the sale and assignment of Receivables and the application of proceeds with respect thereto shall occur daily; provided that settlement as to reporting or presentation of such transactions shall occur on the Monthly Purchase Record Date.

“Person” means an individual, an association, an institution, a company, a trust, a joint venture, Authority or any other entity of any kind.
“Pool Receivable” means a Receivable which is included in the Receivables Pool.
“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.
“Purchase Date” means, in respect of a Receivable, the date such Receivable is sold by the Italian Originator to the Buyer pursuant to this Agreement.
“Purchase Price” has the meaning ascribed to such term in Section 2.2 of this Agreement.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to the Italian Originator, any Holdco (as defined in the Credit and Security Agreement) or the Buyer (as assignee of the Italian Originator or an Holdco), which constitutes an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, late payment charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Buyer pursuant to this Agreement.
“Required Capital Amount” means $500,000.00, to be revaluated in Euro, pursuant to Section 1.15 (Currency Revaluation) of the Credit and Security Agreement.
“Sanction” means any trade, economic or financial sanctions law, regulation, embargo (whether direct or indirect) or restrictive measure imposed, administered enacted or enforced from time to time by a Sanctions Authority.
“Sanctioned Person” means any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions Authority” means:
(a)    the Security Council of the United Nations;
(b)    the United States of America;
(c)    the European Union or any of its member states (including the Netherlands);
(d)    the United Kingdom of Great Britain and Northern Ireland;
(e)    Switzerland;

(f)    any country in which any relevant party to this Agreement is incorporated or in, from or to which it conducts its business; and
(g)    the governments and official institutions or agencies of any of the entities listed in paragraphs (a) to (f) above, including but not limited to the OFAC, the United States Department of the Treasury, the Office of Export Enforcement of the United States Department of Commerce, the United States Department of State, the Council of the European Union and His Majesty’s Treasury.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Subsidiary Company” means any subsidiary company pursuant to article 2359 of the Italian Civil Code.
“Transaction Documents” means the Credit and Security Agreement and the other documents executed on or about the date hereof, with regard to and in connection with this Agreement.
BACKGROUND
1.The Buyer is a special purpose exempted company, all of the issued and outstanding Equity Interests of which are owned by FF Malta Holdings Ltd. (the “Malta Holdco”) (less one share, which is held by Teads France SAS) and FF Malta Holdings Ltd. is a special purpose exempted company, all of the issued and outstanding Equity Interests of which are owned by OT Midco Inc., a Delaware corporation. The Buyer’s business consists of the purchase of receivables belonging to its corporate group by third-party debtors, also in accordance with Article 1, paragraph 1, of Law 52/91 (as defined below).
2.The Italian Originator generates Receivables in the ordinary course of its business. The Italian Originator wishes to sell such Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and accept such Receivables and Related Rights from the Italian Originator. The Receivables are originated within the course of the Italian Originator’s ordinary business, pursuant to the provisions of the Law 21 February 1991, No. 52, as from time to time amended and integrated (the “Law 52/91”). The assignment of the Receivables will be construed as an assignment without recourse (pro soluto) and will be carried out on a revolving basis, on the terms and subject to the conditions set forth herein.
3.The Italian Originator and the Buyer intend each such sale made hereunder to be a true sale of Receivables and the Related Rights by the Italian Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Italian Originator and the Buyer do not intend the transactions hereunder to be characterized as a loan, extension of credit, or other financing from the Buyer to the Italian Originator.
4.The Italian Originator intends to grant a first-ranking pledge over the balance of the Italian Collection Account (pegno su saldo di conto corrente) in favour of the Buyer, as security for the Secured Obligations (as defined in the Italian Deed of Pledge), pursuant to the Italian Deed of Pledge and in accordance with Article 2784 et seq. of the Italian Civil Code. The Collateral Agent shall act as agent for the benefit of the Secured Parties (as defined in the Italian Deed of Pledge) in connection with the enforcement of such pledge.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I SALES
Section 1.1Agreement to Sell . On the terms and subject to the conditions set forth in this Agreement, the Italian Originator agrees to sell to the Buyer, and the Buyer agrees to purchase from the Italian Originator, without recourse (pro soluto) pursuant to the provisions of Law 52/91, from time to time on or after the Closing Date but before the Sale Termination Date (as defined in Section 1.4), all of the Italian Originator’s right, title and interest in and to:
(a)each Receivable of the Italian Originator that existed and was owing to the Italian Originator at the closing of the Italian Originator’s business on the Cut-Off Date (as defined below);
(b)each Receivable generated by the Italian Originator from and including the Cut-Off Date to but excluding the Sale Termination Date; and
(c)all Related Rights.
All sales of Receivables and Related Rights hereunder shall be made without recourse (pro soluto), but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Italian Originator set forth in this Agreement and each other Transaction Document. For the avoidance of doubt, provision set forth by article 4 of Law 52/91 shall not apply to the sale of the Receivables. No obligation or liability to any Obligor on any Receivable or any related Contract is intended to be assumed by the Buyer (or its assignees) hereunder, and any such assumption is expressly disclaimed. The Buyer’s foregoing commitment to purchase and accept Receivables and Related Rights is herein called the “Purchase Commitment.”
The Parties hereby acknowledge that, for the purposes of article 5, paragraph 1 and 1-bis, of Law 52/91, the payment of the Purchase Price, in whole or at least in part, shall occur bearing date certain at law (data certa). For the purposes of achieving date certain at law (data certa), the registration of the cash payment into the Italian Originator’s bank account is sufficient. For that reason, according to provisions set forth in Article III below, the Purchase Price shall be paid in whole, or at least in part, by way of wire transfer.
    In order to be transferred by the Italian Originator to the Buyer, on its relevant Purchase Date any Receivable will need to fulfil all the Eligibility Criteria set out under Schedule I (Eligibility Criteria).
The Italian Originator may:
(i)    by no later than 5 days prior to the Monthly Purchase Record Date, deliver a written notice to the Buyer for the purpose of identifying certain Debtors as Excluded Debtors and removing such Excluded Debtors from the List of Debtors (the “Exclusion Notice”). Attached to any such Exclusion Notice shall be an updated List of Debtors reflecting any such removal, also for the purposes of excluding the sale of any further Receivables owed by any existing Eligible Debtor which has been identified as an Excluded Debtor by means of such Exclusion Notice;
(ii)    by no later than 5 days prior to the Monthly Purchase Record Date, deliver a written notice to the Buyer with the purpose of derogating to the effects of any previous Exclusion Notice and therefore requesting the inclusion of certain Debtors, which have previously been identified as Excluded Debtors, in any applicable List of Debtors (the “Re-Inclusion Notice”). Attached to any such Re-Inclusion Notice shall be an updated List of Debtors reflecting any such re-inclusion, provided that any such re-inclusion in the updated List of Debtors shall occur only upon receipt from the Buyer of a notice of acknowledgement and acceptance of the content of the relevant Re-Inclusion Notice; and/or
(iii)    add new Eligible Debtors whose Receivables the Italian Originator intends to assign to the Buyer in accordance with the provisions of this Agreement, by delivering a written notice to the Buyer, attached to which shall be an updated List of Debtors reflecting any such addition.
    The updated List of Debtors under items (i) to (iii) above shall replace the List of Debtors in place at that time, effective immediately, in case such List of Debtors has been updated for any of the reasons set forth under items (i) and (iii) above and provided that the Buyer may, by no later than 3 days prior to the Monthly Purchase Record Date, exclude from such updated List of Debtors certain Debtors which do not satisfy the requirements under the definition of “Eligible Debtor” (including without limitation the requirements connected to the sanction screening procedures with reference to Sanctioned Persons).
Should the Buyer exclude any Debtor from the applicable List of Debtors, the Buyer shall promptly inform the Italian Originator and the latter shall promptly provide the Buyer with an updated List of Debtors in order to remove such Debtor and exclude the sale of any further Receivables owed by such Debtor, it being understood that the sole effect of any such removal would be that the Italian Originator will no longer be entitled to sell further Receivables owed by any such excluded Debtor, hence without any prejudice for the sales already completed by the date on which the Italian Originator has been informed of the exclusion of the relevant Debtor.

(c)    Following such date of exclusion of a Debtor from the applicable List of Debtors, no further Receivables owed by that Excluded Debtor shall be sold or assigned to the Buyer. Upon collection in full of the last Transferred Receivable owed by that Excluded Debtor, the Italian Originator shall notify the Excluded Debtor to cease making payments into the Italian Collection Account and direct it to make further payments into an account that is not the Italian Collection Account.
The Parties hereby acknowledge that, in accordance with Article 3, paragraph 3, of Law 52/91, future Receivables may be assigned under this Agreement only if the underlying contracts from which such Receivables arise are entered into no later than twenty-four (24) months from the date of this Agreement (the “Italian Final Assignment Date”). In order to continue to assign Receivables arising from contracts entered into after the Italian Final Assignment Date but before the Sale Termination Date, the Parties undertake to enter, on or prior to the Italian Final Assignment Date, into a new Italian law receivables purchase agreement containing substantially the same terms and conditions as this Agreement.
As used herein:
“Cut-Off Date” means with respect to the Italian Originator on the Closing Date, September 30, 2026.
“Eligible Debtor” means each Debtor meeting all the requirements set out below:
(a)    it has its residence or its registered office in (i) a country belonging to the European Economic Area, (ii) a country belonging to the European Free Trade Association, (iii) the United Kingdom, (iv) the United States of America, or (v) such other country as agreed in writing between the Buyer and the Italian Originator;
(b)    it is not a Subsidiary Company, Affiliate or an employee of the Italian Originator;
(c)    other than in respect of the Receivables, it does not maintain with the Italian Originator a relationship of dependence or interdependence – such as having directors in common or being directly or indirectly controlled by, or controlling, the Italian Originator – nor does it have a franchising relationship with any of the companies belonging to the Italian Originator’s Group, nor is it part of the Italian Originator’s Group;
(d)    it is a corporation (società di capitali) and neither a natural person, a sole trader (impresa individuale) nor a partnership (società di persone);
(e)    it is neither a condominium nor a public entity (such as, by way of example, a country, nation, a state, a local government, a municipality, a governmental entity or a public corporation);

(f)    it is not in breach with any material obligation or undertaking in relation to the relevant Contract;
(g)    it does not owe any Defaulted Receivables;
(h)    it is included in the List of Debtors;
(i)    it is an entity duly incorporated and validly existing under its law of incorporation; it is not subject to any applicable insolvency proceedings, including any proceedings under the Italian Codice della Crisi d’Impresa e dell’Insolvenza (Legislative Decree No. 14 of 12 January 2019);
(j)    it is not, and it has never been, a Sanctioned Person;
(k)    it is not an Excluded Debtor; and
(l)    it is a customer of the Italian Originator;
“Excluded Debtor” means any Debtor identified as being an Excluded Debtor in an Exclusion Notice.
“Related Rights” means, with respect to any Receivable:
(a)all instruments that evidence such Receivable;
(b)all letter of credit rights and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(c)all rights, interests and claims (but not obligations) under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time, in each case, supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(d)all books and records to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) to the Italian Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds; and
(e)all Collections and other proceeds of such Receivable and any of the foregoing.
“Transferred Receivable” means any Receivable which has been purchased by the Buyer in accordance with the provisions of this Agreement.

Section 1.2Timing of Sales.
(a)Closing Date Sales. Effective on the Closing Date, the Italian Originator hereby sells to the Buyer, and the Buyer hereby purchases and accepts, the Italian Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to the Italian Originator at the Cut-Off Date, (ii) each Receivable generated by the Italian Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.
(b)Subsequent Sales. After the Closing Date, until the Sale Termination Date, each Receivable and the Related Rights generated by the Italian Originator (including, to the extent applicable, any person that becomes a party hereto as an “Originator” after the Closing Date, effective as of the date of the applicable Joinder Agreement) shall be, and shall be deemed to have been, sold by the Italian Originator to the Buyer immediately (and without further action) upon the creation of such Receivable and to the extent the Purchase Price therefor has been paid in accordance with Section 3.2.
Section 1.3Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Italian Originator pursuant to Article III.
Section 1.4Sale Termination Date. The “Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Commitment is terminated by Buyer (with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders)) pursuant to Section 8.2(a) and (b) the Final Payout Date (as defined in the Credit and Security Agreement).
Section 1.5Intention of the Parties. It is the express intent of the Italian Originator and the Buyer that each assignment by the Italian Originator to the Buyer of Receivables and Related Rights pursuant to this Agreement be a true sale and be construed as a valid and perfected sale in accordance with Law 52/91 and an absolute and irrevocable assignment without recourse (cessione pro soluto) of such Receivables and Related Rights by the Italian Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of the Italian Originator), providing the Buyer with the full risk and benefit of ownership of the Receivables and Related Rights, and that the right, title and interest in and to such Receivables and Related Rights assigned to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including lien creditors, secured lenders, purchasers and any Person claiming through the Italian Originator.Notwithstanding the foregoing, to protect the rights of the Buyer, the Italian Originator grants to the Buyer a first-ranking pledge over the balance of the Italian Collection Account (pegno su saldo di conto corrente) in favour of the Buyer, as security for the Secured Obligations. The Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement and the Italian Deed of Pledge, all other rights and remedies provided to a secured creditor under applicable Italian law, which rights and remedies shall be cumulative.
ARTICLE II
PURCHASE RECORDS; PURCHASE PRICE CALCULATION
Section 2.1Purchase Records. On the Closing Date and on or prior to each date when a Monthly Report is due to be delivered under the Transaction Documents (each such date, a “Monthly Purchase Record Date”), the Master Servicer (or its delegee) shall record in its books and records, which it shall maintain and make available to the Buyer upon request, the following information (the “Purchase Records”):
(a)Receivables purchased by the Buyer from the Italian Originator on the Closing Date (in the case of the Purchase Records to be recorded on the Closing Date);
(b)Receivables purchased by the Buyer from the Italian Originator during the calendar month immediately preceding such Monthly Purchase Record Date (in the case of the Purchase Records to be recorded on each Monthly Purchase Record Date after the Closing Date); and
(c)the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).
For the avoidance of doubt, no failure by the Master Servicer to maintain any Purchase Records, or the existence of any error therein, shall derogate from the Buyer’s and its assigns’ right, title and interest in, to or under any Receivables or Related Rights assigned or purported to be assigned to the Buyer hereunder.
Section 2.2Purchase Price Calculation. The “Purchase Price” to be paid to the Italian Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from the Italian Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to a percentage determined by the Buyer and the Italian Originator from time to time to provide the Buyer with a reasonable return on its investment in the Receivables after taking into account (i) the time value of money based upon the anticipated dates of collection of the Receivables, (ii) the cost to the Buyer of financing its investment in the Receivables during such period and (iii) the risk of nonpayment by the Obligors. The Italian Originator and the Buyer may agree from time to time to change the Fair Market Value Discount based on changes in one or more of the items affecting the calculation thereof; provided that any change to the Fair Market Value Discount shall take effect as of the first day of a calendar month, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any calendar month ending prior to the calendar month during which the Italian Originator and the Buyer agree to make such change.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Italian Originator is open for business. Notwithstanding anything to the contrary, the sale of Receivables and the application of proceeds with respect thereto shall occur daily; provided that settlement as to the reporting or presentation of such transactions shall occur on the Monthly Purchase Record Date.
ARTICLE III
PURCHASE PRICE PAYMENTS
Section 3.1Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Italian Originator the Purchase Price for the purchase of Receivables, generated by the Italian Originator towards the Debtors listed under the List of Debtors and subject to the Eligibility Criteria, to be made from the Italian Originator on the Closing Date (the “Initial Purchase Price”) (i) in cash to the extent the Buyer has cash available therefor, including after giving effect to any borrowings by the Buyer under the Transaction Documents, and (ii) the remainder by accepting an intercompany loan from the Italian Originator that was made under an intercompany loan agreement in the form of Exhibit B to the Italian Originator (each such intercompany loan agreement, as it may be amended, supplemented, endorsed or otherwise modified from time to time, an “Intercompany Loan Agreement”) with an initial principal amount equal to the remaining Purchase Price payable to the Italian Originator. In order to achieve the enforceability of the sale of the Receivables on the Closing Date pursuant to and for the purposes of Article 5, first paragraph, of Law 52/91 the Parties acknowledge and agree that the component of the Initial Purchase Price to be paid in cash cannot be lower than at least 10% of the total Initial Purchase Price.
As used herein, “Intercompany Loan” means the loans made under the Intercompany Loan Agreement.
Section 3.2Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Italian Originator the Purchase Price for the Receivables and the Related Rights generated by the Italian Originator, towards the Debtors listed under the List of Debtors and subject to the Eligibility Criteria, on such Payment Date as follows:
(i)FIRST, in cash to the extent the Buyer has cash available therefor and such payment is not prohibited under the Transaction Documents, and in accordance with the following:
a)on every Purchase Date in a Collection Period – on which an Eligible Receivable is transferred to the Buyer pursuant to this Agreement and in respect of which the Purchase Price is outstanding – or on about the Business Day immediately following such Purchase Date at the latest, the Purchase Price shall be settled (a) up to an amount not higher than 90% of the Purchase Price, by way of set-off against the Collections received during such Collection Period and (b) for an amount not less than 10% of the Purchase Price, by way of cash payment by the Buyer.
(ii)SECOND, to the extent any portion of the Purchase Price remains unpaid following payment or a deemed payment or application of cash, in either case to the Italian Originator on such date as application therefor, an Intercompany Loan shall automatically be made by the Buyer under the Intercompany Loan Agreement with the Italian Originator in an initial principal amount equal to the least of (x) such remaining Purchase Price and (y) the maximum amount that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount. It being understood that, for the purposes of enforceability under Law 52/91, part of the purchase price must always be paid in cash by way of wire transfer.
All amounts paid by the Buyer to the Italian Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Intercompany Loan made by the Italian Originator, third to the repayment of the principal amount outstanding on the Intercompany Loan made by the Italian Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose. The Master Servicer (or its delegee) shall make all appropriate record keeping entries with respect to each of the Intercompany Loans to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Master Servicer’s books (or its delegee’s) and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Intercompany Loans at any time.
Notwithstanding anything to the contrary contained in this Agreement or any Intercompany Loan Agreement, the Italian Originator acknowledges that all obligations of the Buyer in respect of principal and interest evidenced by the Intercompany Loans may only be paid from funds available to the Buyer according to the applicable payment priority waterfall pursuant to the Transaction Documents, and shall be non-recourse to the Buyer other than with respect to such funds.
Section 3.3Settlement as to Specific Receivables and Dilution.
(a)If on any day:
(i)any of the representations or warranties of the Italian Originator set forth in Sections 5.7, 5.15, 5.16, or 5.19 are not true with respect to any Receivable assigned to the Buyer hereunder; or
(ii)the Outstanding Balance of any Receivable assigned to the Buyer hereunder is reduced or is cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Italian Originator, any other Teads Party or any Affiliate thereof, or (C) any setoff, counterclaim or dispute between any Teads Party or any Affiliate thereof and an Obligor;
then, in either case, the Italian Originator shall be deemed to have received a Collection on such Receivable on such day in an amount equal to (x) in the case of clause (i) above, the affected Receivable’s Outstanding Balance in full, and (y) in the case of clause (ii) above, the positive difference between (A) such Receivable’s Outstanding Balance prior to such reduction or cancellation and (B) such Receivable’s Outstanding Balance after such reduction or cancellation. Collections deemed to have been received by the Italian Originator pursuant to this Section 3.3(a) are referred herein to as “Deemed Collections.” Notwithstanding the foregoing, if the Outstanding Balance of any Receivable assigned to the Buyer hereunder is reduced, cancelled, or otherwise uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay of the related Obligor, then no such Deemed Collections shall arise in respect of such Receivable.
(b)If the Italian Originator is deemed to receive any Deemed Collections pursuant to Section 3.3(a), then the Italian Originator shall within two (2) Business Days of receiving knowledge thereof pay in cash to the Italian Collection Account or a Facility Account (as defined in the Credit and Security Agreement) (or as otherwise directed by the Administrative Agent

(acting at the direction of the Requisite Lenders) at such time) for the benefit of the Buyer an amount equal to:
(i)if the Facility Termination Date (as defined in the Credit and Security Agreement) has not occurred and no Amortization Event or Potential Amortization Event has occurred and is continuing, the lesser of (x) the full amount of such Deemed Collections and (y) the amount necessary (by applying such amount as a Collection pursuant to the Transaction Documents) to eliminate any Overadvance (as defined in the Credit and Security Agreement) that exists at such time; or
(ii)if the Facility Termination Date has occurred or an Amortization Event or Potential Amortization Event has occurred and is continuing, the full amount of such Deemed Collection.
(c)If, on any day, the Outstanding Balance of any Receivable purchased hereunder is subject to any deduction arising from any withholding Tax, and/or any sales, stamp or transfer Tax, then without duplication, either: (1) the Purchase Price with respect to such Receivable shall be reduced by the amount of such withholding Tax, sales, stamp or transfer Tax and shall be accounted to the Italian Originator as provided in clause (d) below; or (2) the Italian Originator shall pay to the Buyer, and fully indemnify the Buyer against, the amount of any such withholding Tax, and/or sales, stamp or transfer Tax on an after-Tax basis such that the Buyer is made whole in respect of any withholding Tax, and/or sales, stamp or transfer Tax imposed on the Outstanding Balance of any Receivable purchased hereunder.
(d)Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above that is not required to be applied in cash may be applied, at the Buyers’s election, as a reduction of the outstanding principal balance under the Intercompany Loan Agreement made by the Italian Originator to the extent any Purchase Price in respect of any Receivables and Related Rights that have been purchased under the second prong of Section 3.2(b), provided further that no such deduction is prohibited by a Requirement of Law applicable to the Italian Originator.
ARTICLE IV
EFFECTIVENESS; ADDITIONAL ORIGINATORS
Section 4.1Effectiveness. This Agreement shall become effective as of the Closing Date.
Section 4.2Additional Originators. Additional Persons may be added, to the extent applicable, as Originators hereunder, with the prior written consent of the Buyer (acting in its sole discretion) and the Administrative Agent (acting at the direction of the Requisite Lenders, acting in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Buyer and Administrative Agent (acting at the direction of the Requisite Lenders) on or before the date of such addition:

(a)the Master Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty (30) days’ prior written notice (or such shorter period as may be agreed in writing by the Administrative Agent (acting at the direction of the Requisite Lenders)) of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender may reasonably request;
(b)such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Lender an agreement substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”);
(c)such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender each of the documents, certifications, opinions of counsel and lien searches with respect to such Originator, which documents, certifications, opinions of counsel and lien searches were delivered to the Administrative Agent as conditions precedent to effectiveness of the Transaction Documents on the Closing Date, in each case, in form and substance satisfactory to the Buyer, the Administrative Agent (acting at the direction of the Requisite Lenders) and each Lender;
(d)such addition shall not result in a Change in Control;
(e)no Sale Termination Event shall have occurred and be continuing; and
(f)no Amortization Event or Potential Amortization Event shall exist or shall result from such addition.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Italian Originator (and solely with respect to Section 5.16, the Buyer) hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is contained in the Credit and Security Agreement, of which the Italian Originator hereby confirms to be aware of the contents, is true and correct, and hereby makes the representations and warranties set forth in this Article V, in each case, as of the Closing Date and each day on which any Receivable is sold to the Buyer hereunder (except for representations and warranties which apply as to a specific date, in which case such representations and warranties shall be true and correct as of such date):
Section 5.1Existence and Power. The Italian Originator (i) is duly organized, validly existing under the laws of the Republic of Italy, (ii) has full power and authority under its organizational documents and under the laws of the Republic of Italy to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.
Section 5.2Power and Authority; Due Authorization. The Italian Originator (i) has all necessary organizational power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party, (C) assign the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (D) grant a first-ranking pledge over the balance of the Italian Collection Account (pegno su saldo di conto corrente) in favour of the Buyer pursuant to the Italian Deed of Pledge, and (ii) has duly authorized by all necessary organizational action such sale or grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Italian Originator by all necessary action.
Section 5.3Binding Obligations. This Agreement and each of the other Transaction Documents to which the Italian Originator is a party, when executed and delivered by each other party thereto, constitute legal, valid and binding obligations of the Italian Originator, enforceable against the Italian Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
Section 5.4No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Italian Originator is a party, and the performance of the transactions contemplated by this Agreement and such other Transaction Documents and the fulfillment of the terms of this Agreement and such other Transaction Documents by the Italian Originator, will not (i) conflict with, result in a breach of or constitute a default under its organizational documents or any agreement with respect to Material Indebtedness (as defined in the Credit and Security Agreement), lease or instrument to which the Italian Originator is a party or by which it or its properties may be bound or affected, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such Material Indebtedness (as defined in the Credit and Security Agreement), lease or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.5Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Italian Originator’s knowledge threatened in writing, against the Italian Originator before any Governmental Authority: (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the ownership or acquisition by the Buyer of any Receivable or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party, (C) seeking any determination or ruling that would materially and adversely affect the performance by the Italian Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations that would reasonably be expected to have a Material Adverse Effect.
Section 5.6No Consents. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, the Italian Originator is not required to obtain the consent of any other party or any authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained.
Section 5.7Valid Sale. Each sale and assignment of Receivables and the Related Rights made by the Italian Originator pursuant to this Agreement shall constitute a valid sale, transfer and assignment without recourse (pro soluto) under Law 52/91 and Articles 1260 et seq. of the Italian Civil Code, and is valid, binding and enforceable against the Italian Originator, its creditors and purchasers from it, subject to the perfection formalities applicable under Article 5 of Law 52/91. The sale and assignment transfers to the Buyer the relevant rights and interests in the Receivables and Related Rights.
Section 5.8Accuracy of Information. No certificates, reports, statements, documents and other information (other than forward-looking information and information of a general economic nature or general industry nature) furnished to the Buyer, the Administrative Agent or the Lenders by the Italian Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which made, in each case, as of the date such information is furnished (as modified or supplemented by other information so furnished); provided that, with respect to projected financial information, if any, such representation is made only that any projections and forecasts are based on good faith estimates and assumptions believed by the Italian Originator to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results.
Section 5.9No Material Adverse Effect. As of the Closing Date, there has been no Material Adverse Effect with respect to the Italian Originator.
Section 5.10Eligible Receivables. Each Receivable sold hereunder is an Eligible Receivable on the date of sale, unless otherwise specified in the first Monthly Report that includes such Receivable.
Section 5.11Credit and Collection Policy. Since the Closing Date, the Italian Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.
Section 5.12Financial Condition. The Italian Originator is, as of the Closing Date, Solvent and no Insolvency Proceeding with respect to the Italian Originator is pending or threatened.
Section 5.13Taxes. Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Italian Originator has (i) timely filed or caused to be filed all Tax returns, reports and statements required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and (ii) all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
Section 5.14No Fraudulent Assignment. No sale or transfer hereunder has occurred in circumstances that would reasonably be expected to lead a court of competent jurisdiction to determine such sale constitutes (i) a voidable transaction (azione revocatoria ordinaria) within the meaning of Article 2901 of the Italian Civil Code, or (ii) a voidable transaction under any applicable insolvency or crisis proceedings law, including Articles 163 through 167 of Legislative Decree No. 14 of 12 January 2019 (Codice della Crisi d’Impresa e dell’Insolvenza), or is otherwise void or voidable under Law 52/91 or applicable laws or principles.
Section 5.15Ordinary Course of Business. If notwithstanding the intention of the parties hereto, the transactions are characterized as loans and not sales, each of the Italian Originator and the Buyer represents and warrants as to itself that each remittance of Collections by or on behalf of the Italian Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by the Italian Originator in the ordinary course of business or financial affairs of the Italian Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of the Italian Originator and the Buyer.
Section 5.16Perfection Representations. Upon payment in whole or in part of the Purchase Price in accordance with this Agreement, the relevant payment shall have date certain at law (data certa) for purposes of Article 5, paragraphs 1 and 1-bis, of Law 52/91 upon its registration on the Italian Collection Account or other account designated under this Agreement. From that time, the sale and assignment of the relevant Receivables and Related Rights shall be perfected and enforceable against third parties in accordance with Law 52/91. Prior to each sale and assignment, the Italian Originator owns the relevant Receivables and Related Rights free and clear of any pledge, privilege, lien, attachment, assignment or other encumbrance and has not previously assigned or otherwise disposed of them.
Section 5.17Reliance on Separate Legal Identity. The Italian Originator acknowledges that each of the Lenders, the Collateral Agent and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from the Italian Originator.
Section 5.18Opinions. The facts regarding the Italian Originator, the Receivables sold by it hereunder, the Related Rights and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all respects material to such opinions.
Section 5.19Enforceability of Contracts. Each Contract related to any Receivable sold by the Italian Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim, and the Italian Originator has fully performed its obligations under such Contract, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 5.20Compliance with Law. The Italian Originator is in compliance with the requirements of all applicable Italian laws, rules and regulations relating to its property or business operations, except in such instance where any failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.21Servicing Programs. No license or approval is required for Master Servicer’s or Buyer’s use of any software or other computer program used by the Italian Originator in the servicing of the Receivables, other than those that have been obtained and are in full force and effect or where the failure to obtain such license or approval would not be reasonably likely to have a Material Adverse Effect.
Section 5.22Compliance with Transaction Documents and Contracts. The Italian Originator has complied with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.
Section 5.23Anti-Money Laundering / International Trade Law Compliance. (i) The Italian Originator is not a Sanctioned Person and (ii) is in compliance with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.
Section 5.24Payments on Receivables; Italian Collection Account. The Italian Originator will at all times instruct all Obligors to deliver payments on the Pool Receivables to the Italian Collection Account. The Italian Originator will at all times maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Italian Originator. If any payments on the Pool Receivables or other Collections are received by the Italian Originator, it shall hold such payments in the performance of its servicing mandate (mandato all’incasso), on behalf and for the benefit of the Buyer, the Collateral Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into the Italian Collection Account. The Italian Originator shall not permit funds other than Collections on Pool Receivables to be deposited into the Italian Collection Account.
ARTICLE VI
COVENANTS OF THE ITALIAN ORIGINATOR
Section 6.1Covenants. At all times from the Closing Date until the Final Payout Date, the Italian Originator shall perform the following covenants:
(a)Existence. The Italian Originator shall keep in full force and effect its existence and rights as a società a responsabilità limitata under the laws of the Republic of Italy. The Italian Originator shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Financial Reporting. The Italian Originator will maintain (or have maintained on its behalf by a consolidated Affiliate) a system of accounting established and administered in accordance with Italian GAAP (principi contabili italiani OIC) or, where applicable, IAS/IFRS, which may be a consolidated accounting system, and the Italian Originator shall (or shall cause such consolidated Affiliate to) furnish to the Buyer, the Administrative Agent and each Lender such information (including non-financial information) as the Buyer, the Administrative Agent or any Lender may from time to time reasonably request.
(c)Notices. The Italian Originator will notify the Buyer and the Administrative Agent in writing of any of the following events, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:
(i)Notice of Sale Termination Event, Amortization Event or Potential Amortization Event. A statement of a Responsible Officer of the Italian Originator setting forth details of any Sale Termination Event (as defined in Section 8.1), Amortization Event or Potential Amortization Event that has occurred and is continuing and the action that the Italian Originator has taken or proposes to take with respect thereto.
(ii)Representations and Warranties. The failure of any representation or warranty made or deemed made by the Italian Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made (or if already qualified by materiality or Material Adverse Effect, in all respects).
(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any material portion thereof, (B) any Person other than the Buyer, the Master Servicer or the Collateral Agent shall obtain any rights or direct any action with respect to any Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Master Servicer or the Administrative Agent.
(v)Name Changes. At least ten (10) days before any change in any Italian Originator’s name, jurisdiction of organization.
(vi)Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Italian Originator, or (B) any material accounting policy of the Italian Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which the Italian Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vii)Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Italian Originator.
(d)Conduct of Business; Preservation of Existence. The Italian Originator shall maintain its organizational existence in full force and effect under the laws of the Republic of

Italy. The Italian Originator will qualify and remain licensed or qualified in each jurisdiction in which the failure to receive or retain such licensing or qualification would reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this clause shall prevent any transaction permitted by clause (o) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(e)Compliance with Laws. The Italian Originator will comply with all Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f)Furnishing of Information and Inspection of Receivables. The Italian Originator will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders) from time to time such information with respect to the Pool Receivables as the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender may reasonably request. The Italian Originator will, at the Italian Originator’s expense, at reasonable times during regular business hours with reasonable prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Teads Parties relating to the Pool Receivable and the Related Security, including, without limitation, the related Contracts, (B) upon reasonable advance written notice, visit the offices and properties of the Italian Originator, not more than once in any calendar year, during reasonable business hours for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Italian Originator’s financial condition or the Pool Receivables and the Related Security or the Italian Originator’s performance under any of the Transaction Documents or performance under the Contracts and, in each case, with any of the officers or employees of such Teads Party having knowledge of such matters (each such visit, a “Review”). Such Reviews may include a review of the Italian Originator’s compliance with the Credit and Collections Policy. In connection with such Reviews, the Italian Originator shall not unreasonably oppose a request by the Lenders to communicate directly with the Italian Originator’s independent certified public accountants; provided that the Italian Originator shall have an opportunity to be present at or participate in any such discussion with the Italian Originator’s independent certified public accountants. So long as no Amortization Event has occurred and is continuing, the Administrative Agent (acting at the direction of the Requisite Lenders) and the Lenders shall be entitled to conduct (and the Italian Originator shall only be responsible for the cost of) up to two such Reviews under this Section 6.1(f) in any one calendar year. Notwithstanding anything to the contrary in this Section 6.1(f), the Italian Originator shall not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(g)Payments on Receivables; Italian Collection Account. The Italian Originator will at all times instruct all Obligors to deliver payments on the Pool Receivables to the Italian Collection Account. The Italian Originator will at all times maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Italian Originator. If any payments on the Pool Receivables or other Collections are received by the Italian Originator, it shall hold such payments in the performance of its servicing mandate (mandato all’incasso), on behalf and for the benefit of the Buyer, the Collateral Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into the Italian Collection Account. The Italian Originator shall not permit funds other than Collections on Pool Receivables to be deposited into the Italian Collection Account. If such funds are nevertheless deposited into the Italian Collection Account, the Italian Originator will within two (2) Business Days after such deposit identify and transfer, or cause the transfer of, such funds to the appropriate Person entitled to such funds. The Italian Originator will not, and will not permit any other Person to, commingle Collections or other funds to which the Buyer, the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds for more than two (2) Business Days. The Italian Originator (or the Master Servicer on its behalf) shall at all times maintain such books and records necessary to identify Collections received from time to time on Receivables and to segregate such Collections from the property of the Italian Originator.
(h)Sales, Liens, etc. Except as otherwise provided herein, the Italian Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.
(i)Extension or Amendment of Pool Receivables; Performance of Contracts. Except as otherwise permitted by the Transaction Documents, the Italian Originator will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract other than in accordance with the Credit and Collection Policy. The Italian Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(j)Fundamental Changes. Except as provided in connection with the envisaged post-closing statutory merger of the Italian Originator and Outbrain Italy S.r.l., with the Italian Originator being the surviving entity, the Italian Originator shall not, in each case, without (x) the prior written consent of the Buyer and the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, and (y) delivery to the Buyer and the Administrative Agent (for distribution to the Lenders) of all financing statements, instruments and other documents reasonably requested by the Buyer or the Administrative Agent (acting at the request of the Requisite Lenders) in connection with such change, make any change in the Italian Originator’s name, registered office (sede legale) or make any other change in the Italian Originator’s identity or corporate structure.

(k)Change in Credit and Collection Policy. The Italian Originator will not, or direct the Master Servicer to, amend the Credit and Collection Policy in a manner that is adverse in any material respect to the collectability of the Pool Receivables or changes in any material respect the assessment of the credit worthiness of any existing Obligor or new Obligor without the prior written consent of the Administrative Agent (for distribution to the Lenders).
(l)Books and Records. The Italian Originator will maintain and implement (or cause the Master Servicer to maintain and implement) commercially reasonable administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Master Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and all Collections of and adjustments to each existing Pool Receivable.
(m)Ownership Interest, Etc. The Italian Originator shall (and shall cause the Master Servicer to), at its expense, take all action necessary or reasonably requested by the Buyer or the Administrative Agent (acting at the direction of the Requisite Lenders) desirable to establish and maintain a valid and enforceable ownership in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first-ranking pledge over the balance of the Italian Collection Account (pegno su saldo di conto corrente) pursuant to the Italian Deed of Pledge, in each case free and clear of any Adverse Claim, in favor of the Buyer, including taking such action to perfect, protect or more fully evidence the interest of the Buyer as the Buyer, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Secured Party may reasonably request. The Italian Originator shall, from time to time and within the time limits established by law, prepare and present to the Buyer for the Buyer’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Buyer’s security interest as a first-priority interest.
(n)Further Assurances. The Italian Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer, the Master Servicer or the Administrative Agent (acting at the direction of the Requisite Lenders) may reasonably request, to perfect, protect or more fully evidence the purchases made hereunder or under the Transaction Documents and/or security interest granted pursuant to any other Transaction Document, or to enable the Buyer or the Collateral Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Transaction Documents or under any other Transaction Document. Without limiting the foregoing, the Italian Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent (acting at the direction of the Requisite Lenders), at the Italian Originator’s own expense, execute (if necessary) and file or deliver such instruments, notices and documents as may be necessary or desirable under Law 52/91 and the Italian Civil Code, or that the Buyer or Administrative Agent (acting at the direction of the Requisite Lenders) may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)Mergers, Acquisitions, Sales, etc. The Italian Originator shall not (i) be a party to any amalgamation, demerger, merger, consolidation or other restructuring, except (x) any such transaction between Teads Holding Co. and its Subsidiaries on a solvent basis or other transactions in which the Administrative Agent (acting at the direction of the Requisite Lenders) has provided its prior written consent or (y) any such transaction where the Italian Originator is the surviving entity and following such transaction, there is no change with respect to the ownership of the Italian Originator, except as provided in connection with the envisaged post-closing statutory merger of the Italian Originator and Outbrain Italy S.r.l., with the Italian Originator being the surviving entity; provided that if such transaction involves the Italian Originator, then the Administrative Agent and the Requisite Lenders shall be satisfied that all actions to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be purchased by the Buyer under this Agreement and other Related Rights, as reasonably requested by the Administrative Agent or the Requisite Lenders shall have been taken by, and at the expense of, the Italian Originator.
(p)Buyer’s Tax Status. The Italian Originator shall not take or cause any action to be taken that could reasonably be expected to result in the Buyer(i) being treated for U.S. federal income tax purposes other than as (x) a “disregarded entity” within the meaning of U.S. Treasury Regulation 7701-or (y) a partnership each of whose partners is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (iii) becoming subject to any Tax on a net income basis in any jurisdiction outside the United States.
(q)Insurance. The Italian Originator shall maintain in effect, at the Italian Originator’s expense, such insurance as the Italian Originator deems appropriate in its good faith business judgment.
(r)Other Additional Information. The Italian Originator shall provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation all applicable “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
(s)Change in Payment Instructions to Obligors. The Italian Originator shall not (and shall not permit the Master Servicer to) add, replace or terminate the Italian Collection Account or make any change in its instructions to the Obligors regarding payments to be made to the Italian Collection Account, other than any instruction to remit payments to a different Collection Account which may be given strictly in accordance with the Transaction Documents, unless the Administrative Agent shall have received prior written notice of such addition, termination or change.
Section 6.2Separateness Covenants. The Italian Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from the Italian Originator and its Affiliates. Therefore, from and after the date hereof, the Italian Originator shall take all reasonable steps necessary (reasonably requested by the Requisite Lenders (it being understood that the Italian Originator shall not have any obligation to maintain or preserve the Buyer’s financial condition or cause the Buyer to achieve certain levels of operating results)) to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of the Italian Originator and any other Persons, and is not a division of the Italian Originator, its Affiliates or any other Person consistent with the terms of the Buyer’s organizational documents. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Italian Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in the Buyer’s organizational documents.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
Section 7.1Rights of the Buyer. The Italian Originator hereby authorizes the Buyer, the Master Servicer or its respective designees or assignees under this Agreement or, in case of the Buyer, the Credit and Security Agreement (including the Collateral Agent) to take any and all steps in the Italian Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables assigned or purported to be assigned by it hereunder, including endorsing the name of the Italian Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment, including the faculty to send a notice to each relevant Debtor in order to notify the assignment of the related Receivables and/or that an Amortization Event has occurred and is continuing; provided, however, that the Administrative Agent shall not take any of the foregoing actions unless an Amortization Event has occurred and is continuing.
Section 7.2Responsibilities of the Italian Originator. Notwithstanding anything herein to the contrary:
(a)the Italian Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve the Italian Originator from such obligations;
(b)none of the Buyer, the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Lenders or the Administrative Agent be obligated to perform any of the obligations of the Italian Originator thereunder;

(c)the Italian Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Amortization Event to take in the name of the Italian Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Italian Originator or transmitted or received by the Buyer (whether or not from the Italian Originator) in connection with any Receivable sold or otherwise assigned or purported to be assigned by it hereunder or Related Right.
Section 7.3Further Action Evidencing Purchases
. The Italian Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Master Servicer or its delegee, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender, the Italian Originator will execute (if applicable), authorize and deliver such instruments, notices, or other documents as may be reasonably necessary or appropriate under Law 52/91 and the Italian Civil Code.
The Italian Originator hereby authorizes the Buyer or its designee or assignee (including the Collateral Agent) to take such actions as may be necessary or appropriate under Law 52/91 and the Italian Civil Code relative to all or any of the Receivables and Related Rights sold or otherwise assigned or purported to be assigned by it hereunder, whether now existing or hereafter generated or acquired by the Italian Originator. If the Italian Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including the Collateral Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including the Collateral Agent) incurred in connection therewith shall be payable by the Italian Originator.
Section 7.4Application of Collections. Any payment by an Obligor in respect of any indebtedness owed in connection with any Receivables by it to the Italian Originator shall, except as otherwise specified by such Obligor, required by Law and unless otherwise instructed by the Master Servicer (with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders)) or, following the occurrence and continuation of an Amortization Event, the Administrative Agent (acting at the direction of the Requisite Lenders), be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

Section 7.5Performance of Obligations. The Italian Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by the Italian Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve the Italian Originator from any such obligations and (ii) pay (or cause to be paid) when due any Taxes (including any sale Taxes) that are required to be paid by it in connection with the Receivables generated by the Italian Originator and their creation and satisfaction.
Section 7.6Servicing Fee and Appointment of Teads Italia S.r.l. as Sub-Servicer. In consideration of the Master Servicer’s agreement to act as the Master Servicer hereunder, the Buyer shall pay the Master Servicer a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, an amount equal to (x) 0.20% of the aggregate Outstanding Balance of all Eligible Receivables as set forth in the most recent Monthly Report prior to such Monthly Payment Date divided by (y) 12. The payment of the Servicing Fee shall be subject to the priorities set forth in Sections 2.1 and 2.2 of the Credit and Security Agreement. The Master Servicer hereby appoints Teads Italia S.r.l. - and Teads Italia S.r.l. hereby accepts such appointment - as sub-servicer, to perform, in its own name and on behalf of the Master Servicer (mandatario senza rappresentanza), the operational activities in relation to the servicing, administration and collection of the Receivables sold and assigned, from time to time, to the Buyer pursuant to this Agreement, and all other services mentioned herein, in each case, on the terms and subject to the conditions set forth herein and in the Credit and Security Agreement, of which the Italian Originator hereby confirms to be aware of the contents. As consideration for such appointment, the Master Servicer delegates its right to receive the Servicing Fee to Teads Italia S.r.l. for so long as it acts as sub-servicer hereunder. In order to enable Teads Italia S.r.l. to carry out those legal acts which are necessary in relation to the activities and services delegated to it hereunder, the Master Servicer shall have the right to grant to Teads Italia S.r.l. one or more special powers of attorney, whereby Teads Italia S.r.l. shall be authorised to act, with respect to the matters specified in the relevant power of attorney, vis-à-vis third parties in the name and on behalf of the Master Servicer but subject to the provisions of this Agreement and the relevant power of attorney. The Parties hereby agree and acknowledge that Teads Italia S.r.l. shall have no liability vis-à-vis the Master Servicer for any failure to carry out any activity hereunder where such failure is caused by the Master Servicer not having granted to Teads Italia S.r.l. the necessary powers and authorities.
ARTICLE VIII
SALE TERMINATION EVENTS
Section 8.1Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Sale Termination Event”:

(a)the Italian Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for two (2) Business Days;
(b)any representation or warranty made or deemed to be made by the Italian Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party or any written statement made by the Italian Originator in any financial statement, certificate, report, exhibit or document furnished by the Italian Originator pursuant to this Agreement or any other Transaction Document to which it is a party, shall prove to have been false in any material respect when made or deemed made or delivered and, solely to the extent capable of cure, remains unremedied for fifteen (15) calendar days; provided, that no breach of a representation or warranty set forth in Sections 5.7, 5.14, 5.15, 5.16, 5.17 5.19, 5.20 or 5.21 shall constitute a Sale Termination Event pursuant to this clause (b) if the Italian Originator has complied with its related obligations under Section 3.2 with respect to such breach;
(c)the Italian Originator shall fail to perform or observe any other term, covenant or agreement under this Agreement or any other Transaction Document to which it is a party to be performed or observed by the Italian Originator, and such failure, solely to the extent capable of cure, shall continue for thirty (30) calendar days after the earlier of the date on which a Responsible Officer of the Italian Originator becomes aware of such default or written notice thereof shall have been given to the Italian Originator by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Buyer;
(d)the Facility Termination Date (as defined in the Credit and Security Agreement) have occurred; or
(e)a Material Adverse Effect shall occur with respect to the Italian Originator; or
(f)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or the Italian Originator (or any of its respective Affiliates) shall so state in writing; or
(g)an Insolvency Proceeding (as defined in the Credit and Security Agreement) shall have been instituted against the Italian Originator or any Subsidiary of the Italian Originator or a substantial part of the assets of the Italian Originator or such a Subsidiary and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive calendar days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding.
Section 8.2Remedies.
(a)Optional Termination with Consent. Upon the occurrence and during the continuation of a Sale Termination Event, the Buyer (but not the Italian Originator), with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders) (which may grant or deny such consent in its sole discretion), shall have the option, by notice to the Italian Originator (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Commitment terminated.
ARTICLE IX
INDEMNIFICATION
Section 9.1Indemnities by the Italian Originator. Without limiting any other rights that the Buyer (and the Master Servicer, solely with respect to paragraphs (m), (è), and (r) (as paragraph(s) relates to withholding Taxes)) may have hereunder or under Law, the Italian Originator, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assignees, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a “Sale Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs ) (all of the foregoing being collectively called “Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:
(a)the breach of any representation or warranty made or deemed made by the Italian Originator (or any employee, officer or agent thereof) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of the Italian Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;
(b)the failure by the Italian Originator to transfer good and marketable title in and to any Pool Receivable or Related Right to the Buyer, free and clear of any Adverse Claims, and that is freely assignable, pursuant to this Agreement;
(c)the failure by the Italian Originator to comply with the terms of any Transaction Document or with any Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Law;
(d)the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(e)any suit or claim related to the Pool Receivables (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable);
(f)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or any other claim resulting from the sale of the property, products or services giving rise to such Receivable or the furnishing or failure to furnish such property, products or services);
(g)any failure of the Italian Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(h)any products liability, environmental or other claim arising out of or in connection with any Receivable or other merchandise, goods or services which are the subject of or related to any Receivable;
(i)the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(j)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(k)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;
(l)any claim brought by any Person other than a Sale Indemnified Party arising from any activity by the Italian Originator or any Affiliate thereof in servicing, administering or collecting any Pool Receivable;
(m)the failure by the Italian Originator to pay when due any Taxes, including sales, excise or personal property Taxes with respect to any Pool Receivable generated by the Italian Originator;
(n)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(o)any product liability claim arising out of or in connection with goods or services that are the subject of any Receivable;
(p)any Tax or governmental fee or charge (other than any Excluded Tax), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including out-of-pocket attorneys’ fees and expenses and court costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables or any Related

Rights (including any income, franchise and capital Taxes imposed on the Buyer with respect to or in connection with the Receivables);
(q)any liability connected to the “Notice of Amortization Events” under the Transaction Documents;
(r)the failure of any Receivable sold, transferred or assigned hereunder as an Eligible Receivable to actually constitute an Eligible Receivable on the date of sale, transfer or assignment, provided that such indemnity shall not be available to any Sale and Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of a Sale Indemnified Party or (y) to the extent the same includes losses in respect of Receivables that are uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor.
Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Italian Originator’s indemnification obligations in this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
If for any reason the foregoing indemnification is unavailable to any Sale and Indemnified Party or insufficient to hold it harmless, then the Italian Originator shall contribute to the amount paid or payable by such Sale Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Italian Originator and their Affiliates, on the one hand, and such Sale Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of the Italian Originator and their Affiliates and such Sale Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Italian Originator under this Section 9.1 shall be in addition to any liability which the Italian Originator may otherwise have, shall extend upon the same terms and conditions to the Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Italian Originator and the Sale Indemnified Parties. Any indemnification or contribution under this Section 9.1 shall survive the termination of this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1Amendments, etc.
(a)The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Master Servicer and the Italian Originator, with the prior written consent of the Requisite Lenders, such consent to be unreasonably withheld.

(b)No failure or delay on the part of the Buyer, the Master Servicer, the Italian Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Teads Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Administrative Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
Section 10.2Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Transaction Documents. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
Section 10.3No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Italian Originator hereby authorizes the Buyer and each Lender (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of the Italian Originator to such Set-off Party arising in connection with the Transaction Documents (including amounts payable by the Italian Originator pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of the Italian Originator.
Section 10.4Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Italian Originator nor the Master

Servicer may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and the Requisite Lenders, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Italian Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
Section 10.5CHOICE OF LAW; SUBMISSION TO JURISDICTION;.
(a)Governing Law. This Agreement and the other Transaction Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the Republic of Italy.
(b)Submission to Jurisdiction. The Courts of Milan (Foro di Milano) shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the validity, interpretation, enforceability of this Agreement or any obligation and right arising out of or in connection with this Agreement.
Section 10.6Costs, Expenses and Taxes. In addition to the obligations of the Italian Originator under Article IX, the Italian Originator agrees to pay on demand:
(a)to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b)to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)all Other Taxes payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agree to indemnify each Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Other Taxes.
Section 10.7Captions and Cross References; Incorporation by Reference. The various captions (including the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
Section 10.8Execution. This Agreement shall be executed by exchange of correspondence, in compliance with applicable provisions of Italian Law.
Section 10.9Acknowledgment and Agreement. By execution below, the Italian Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by means of the Buyer granting a security interest to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Transaction Documents, and the Italian Originator consents to such collateral assignment. Each of the parties hereto acknowledges and agrees that the Lenders, the Collateral Agent (for the benefit of the Secured Parties), and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which the Italian Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Amortization Event under the Transaction Documents, the Administrative Agent and the Collateral Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.
Section 10.10No Proceeding. The Italian Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer or the Borrower any Insolvency Proceeding for at least one year and one day following the Final Payout Date. In addition, all amounts payable by Buyer to the Italian Originator pursuant to this Agreement shall be payable solely from funds available for that purpose. The Italian Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Intercompany Loan Agreement or otherwise to the Italian Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to the Transaction Documents, be used to make such payment.
Section 10.11Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
Section 10.12Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Joinder Agreements, amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Italian applicable law.
Section 10.13Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
Section 10.14Third party beneficiaries. The Parties hereby agree, also for the effects of article 1411 of the Italian Civil Code, that this Agreement is entered into also for the benefit of the Administrative Agent and the Collateral Agent. Each of the beneficiaries above shall accordingly be entitled to take the benefit of the provisions set out in this Agreement without assuming any relevant obligations vis- à-vis the Italian Originator and the Buyer.

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Should you agree with the foregoing, please send us a copy of our proposal duly signed by you in sign of acceptance.

Kind regards,
[SIGNED]
Teads Italia S.r.l.
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For acceptance,

/s/Seung Joon Sung
FF MALTA AR LTD.

/s/Veronica Gonzalez
OT MIDCO INC.

    ITALIAN PURCHASE AND SALE AGREEMENT